Exhibit 15.1

October 9, 2015

CPI Card Group Inc.

Littleton, Colorado

Re: Registration Statement on Form S-8 of CPI Card Group Inc.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated June 26, 2015 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ LBMC, PC

Nashville, Tennessee